Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Green Plains Holdings LLC, the general partner of Green Plains Partners LP

and
Unitholders of Green Plains Partners LP

We consent to the incorporation by reference in the registration statement (No. 333-205413) on Form S-8 of Green Plains Partners LP and subsidiaries of our report dated February 18, 2016, with respect to the consolidated balance sheets of Green Plains Partners LP as of December 31, 2015 and 2014, and the related consolidated statements of operations,  partners’ capital,  and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the Annual Report on Form 10-K of Green Plains Partners LP for the year ended December 31, 2015.

Our report dated February 18, 2016, contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, the partnership recognized the assets and liabilities transferred on July 1, 2015, at the parent’s historical cost basis.  Such assets and liabilities and the associated expenses are reflected retroactively.

/s/ KPMG LLP

Omaha, Nebraska
February 18, 2016